FOR IMMEDIATE RELEASE            FOR FURTHER INFORMATION CONTACT:
                               DANIEL M. JUNIUS AT (978) 449-3416



NEW ENGLAND BUSINESS SERVICE, INC.
ANNOUNCES CLOSING OF SALE OF ADVANTAGE PAYROLL INVESTMENT


GROTON, MA September 23, 2002 New England Business Service, Inc. (NYSE: NEB) has received the first payment of proceeds as a result of the sale of its equity interests in Advantage Payroll Services, Inc. which has now merged with Paychex, Inc. (NASDAQ:
PAYX). The Company received $42.3 million in proceeds at the closing, and subject to certain potential post-closing adjustments, expects to receive up to another $5.1 million by March 17, 2003. Upon receipt of the final proceeds, this will result in a pretax gain of approximately $11.4 million, or $.52 per share after taxes. The portion of the gain recorded in the current fiscal quarter is $ 6.3 million pretax, or $.29 per share after taxes. This gain is before any cost associated with early termination of interest rate swaps which will no longer be needed to hedge the reduced level of the Company's floating rate debt. In terminating these swaps, the Company incurred a pretax expense of $3.2 million, or $.15 per share after taxes.

New England Business Service, Inc. is a leading business-to-business direct marketing company with 2.5 million active small business customers in the United States, Canada, the United Kingdom and France. The Company supplies a wide variety of business products and services which are marketed through direct mail, telesales, a direct sales force, dealers and the Internet. The Company also designs, embroiders and sells specialty apparel products through distributors and independent sales representatives to the promotional products/advertising specialty
industry, primarily in the United States.   More information
about New England Business Service, Inc. is available at the Company's web site, nebs.com.

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex(sm). Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers' compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 390,000 payroll clients nationwide. For more information, visit Paychex's web site at www.paychex.com.

This press release contains forward-looking statements, including expectations for future receipts of proceeds from the sale of equity interests. These forward-looking statements reflect the Company's current expectations only, and the Company expressly disclaims any current intention to update such statements. There can be no assurance that the Company's actual results will not differ materially from those expressed or implied by these statements due to various risks and uncertainties affecting demand for the Company's products, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002, on file with the Securities and Exchange Commission.

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